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                                                                     Exhibit 5.2

                          [MCCONNELL VALDES LETTERHEAD]

                                                        May 12, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


     Re:   El Conquistador Partnership L.P., S.E.
           Registration Statement on Form S-11 (File No. 333-65889)


Dear Sir or Madam:

     Reference is made to the Registration Statement on Form S-11 (File No. 333-65889) dated as of the date hereof (the "Registration Statement") filed by El Conquistador Partnership L.P., S.E., a Delaware limited partnership (the "Partnership"), relating to the undivided interests in a loan agreement to be entered into by and between Puerto Rico Industrial, Tourist, Educational, Medical and Environmental Control Facilities Financing Authority ("AFICA") and the Partnership in connection with the issuance by AFICA of $105,200,000 of its Tourism Revenue Bonds, 1999 Series A (El Conquistador Resort Project) (the "Bonds"), which undivided interests (the "Securities") will be registered under the Securities Act of 1933, as amended. The Bonds will be issued pursuant to a trust agreement to be entered into by and between AFICA and Banco Santander Puerto Rico, as trustee (the "Trustee"). The proceeds of the Bonds will be loaned by AFICA to the Partnership pursuant to such loan agreement, and the loan agreement will be assigned to the Trustee under the trust agreement.

     We advise you that we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Certificate of Limited Partnership dated January 16, 1990, as amended on March 21, 1991, March 5, 1992, May 5, 1998 and April 14, 1999, and the draft Amendment to the Certificate of Limited Partnership filed as an exhibit to the Registration Statement; (ii) the draft Amended and Restated Venture Agreement filed as an exhibit to the Registration Statement (the "Venture Agreement"); (iii) the draft loan agreement filed as an exhibit to the Registration Statement (the "Loan Agreement"); (iv) the draft trust agreement filed as an exhibit to the Registration Statement (the "Trust Agreement"); and (v) such other documents, instruments and certificates of officers and representatives of the Partnership and public officials, and we have made such examination of law, as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents


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of documents submitted to us as certified or photostatic copies.

     We have assumed that the Venture Agreement shall have been duly authorized, executed and delivered by all parties thereto. We have also assumed that the Loan Agreement shall have been duly authorized, executed and delivered by the Partnership and AFICA and that the Trust Agreement shall have been duly authorized, executed and delivered by AFICA and the Trustee, all to be completed timely in the manner presently proposed in the Registration Statement.

     In expressing the opinions set forth below, we have obtained and relied upon an Opinion of Shack & Siegel, P.C., United States counsel for the Partnership (to be filed as Exhibit 5.1 to the Registration Statement), as to the matters set forth therein which are governed by the laws of the State of Delaware, and our opinion is subject to any assumptions, exceptions, qualifications or limitations set forth in such opinion. We have also assumed that AFICA and the Trustee shall be duly organized, validly existing and in good standing under the laws of their respective jurisdiction and duly qualified to engage in the activities contemplated by the Loan Agreement and the Trust Agreement, respectively. We have also assumed that the Loan Agreement and the Trust Agreement constitute the legally valid, binding and enforceable obligations of AFICA enforceable against AFICA in accordance with their terms and that the Trust Agreement constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms.

     Based upon the foregoing, and upon the taking of the actions described above, it is our opinion that the Securities will have been duly authorized by the Partnership and upon the due execution and delivery of the Loan Agreement and the Trust Agreement by all parties thereto in the form filed as an exhibit to the Registration Statement, the beneficial owners of the Securities will be entitled to the benefits of the Loan Agreement pursuant to the provisions of the Trust Agreement, and the Loan Agreement will constitute a valid and legally binding obligation of the Partnership enforceable against the Partnership in accordance with its terms, except as limited by bankruptcy, insolvency and other laws affecting creditors' rights generally and by equitable principles limiting the availability of remedies and the discretion of the court before which any proceeding therefor may be brought.

     We are attorneys admitted to practice in the Commonwealth of Puerto Rico. We express no opinion herein concerning the laws of any jurisdiction other than the laws of the United States of America and the Commonwealth of Puerto Rico.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we further consent to the reference made to us under the caption "Legal Matters" in the Official Statement and Prospectus.


                                           Very truly yours,

                                           /s/ McConnell Valdes

                                           MCCONNELL VALDES



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